STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of July 23, 2019, is entered into by and among Liberty Oilfield Services Inc., a Delaware corporation (the “Company”), R/C IV Liberty Holdings, L.P., a Delaware limited partnership (“R/C Holdings”) and R/C Energy IV Direct Partnership, L.P., a Delaware limited partnership (“R/C Partnership” and, together with R/C Holdings, “Riverstone”).
RECITALS
WHEREAS, in connection with the Board’s plan to increase of the size of the Board to add an independent director that is not designated by Riverstone (the “Board Expansion”), the Company and Riverstone have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENTS
Article I
DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, the following terms will have the following meanings:
“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes hereof, the Company and its subsidiaries will not be deemed to be an Affiliate of Riverstone.
“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (a) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings. For the avoidance of doubt, for purposes of this Agreement Riverstone is deemed to Beneficially Own the shares of Common Stock issuable upon Redemption of the Units of Riverstone (determined without regard to the ability of the Company to pay cash in such Redemption).
“Board” means the Board of Directors of the Company.
“Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.
“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (a) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.
“LLC Agreement” means the Second Amended and Restated Limited Liability Agreement of Liberty Oilfield Services New HoldCo LLC, dated as of January 17, 2018, as it may be amended, restated, supplemented and otherwise modified from time to time.
“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (a) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (a) executing agreements and instruments and (a) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Original Stockholders Agreement” means the Stockholders Agreement of Liberty Oilfield Services Inc., dated as of January 17, 2018, by and among Liberty Oilfield Services Inc., R/C IV Liberty Oilfield Services Holdings, L.P., R/C Energy IV Direct Partnership, L.P., Laurel Road, LLC, Laurel Road II, LLC, Concentric Equity Partners II, L.P., BRP Liberty, LLC, Bay Resource Partners, L.P., Bay II Resource Partners, L.P., Thomas E Claugus, GMT Exploration, LLC and SH Ventures LOS, LLC.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.
“Redemption” has the meaning given to such term in the LLC Agreement as of the date hereof.
“Units” has the meaning given to such term in the LLC Agreement as of the date hereof.
1.2    Rules of Construction.
(a)    Unless the context requires otherwise: (i) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms; (i) references to Articles and Sections refer to articles and sections of this Agreement; (i) the terms “include,” “includes,” “including” and words of like import will be deemed to be followed by the words “without limitation”; (i) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) unless the context otherwise requires, the term “or” is not exclusive and will have the inclusive meaning of “and/or”; (i) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (i) references to any law or statute will include all rules and regulations promulgated thereunder, and references to any law or statute will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (i) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.
(b)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.
(c)    This Agreement will be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted
ARTICLE II
GOVERNANCE MATTERS
2.1    Board Designees.
(a)    The Company will use reasonable best efforts, including taking all Necessary Action, to cause the Board to cause the following nominee to be elected to serve as director on the Board:
(i)    if Riverstone and its Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock and the Board is comprised of five or more directors that are not Riverstone nominees, one additional nominee designated by Riverstone.
For the avoidance of doubt, the rights granted to Riverstone to designate members of the Board are additive to, and not intended to limit in any way, the rights that Riverstone or any of its respective Affiliates may have to nominate, elect or remove directors under the Original Stockholders Agreement, the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.
The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above will include (A) including the person designated pursuant to this Section 2.1(a) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominee to be elected to the Board, including providing at least as high a level of support for the election of such nominee as it provides to any other individual standing for election as a director. The Company is entitled to identify such individual as a Riverstone Director pursuant to this Agreement.

(b)    At any time the members of the Board are allocated among separate classes of directors, the director designated by Riverstone pursuant to this Section 2.1 (the “Riverstone Director”) will be designated to the class allocated by Riverstone.
(c)    So long as Riverstone is entitled to designate a nominee pursuant to Section 2.1(a), Riverstone will have the right to remove such Riverstone Director (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company and will take all Necessary Action to cause such removal.
(d)    In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by Riverstone or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated from time to time) of the Riverstone Director, Riverstone will be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as designees of Riverstone immediately following the filling of such vacancy will not exceed the total number of persons Riverstone is entitled to designate pursuant to Section 2.1(a) on the date of such replacement designation. The Company will take all Necessary Action to cause such replacement designee to become a member of the Board.
(e)    In the event that the Riverstone Director is then on the Board and Riverstone is no longer entitled to designate a director pursuant to Section 2.1(a), to the extent requested by the nominating and corporate governance committee, Riverstone shall promptly cause the Riverstone Director to resign from service on the Board (and all committees thereof on which the Riverstone Director serves), and promptly thereafter the Company shall take all Necessary Action to cause the Board to cause the size of the Board to decrease by one.
(f)    Riverstone hereby consents to the Board Expansion in accordance with Section 2.3 of the Original Stockholders Agreement.
2.2    Restrictions on Other Agreements. This Agreement serves as a supplement to, and in no way shall contradict, the rights and obligations under the Original Stockholders Agreement.
ARTICLE III
EFFECTIVENESS AND TERMINATION
3.1    Effectiveness. This Agreement will be deemed to be effective immediately prior to the Board Expansion. However, to the extent the Board Expansion does not occur, the provisions of this Agreement will be without any force or effect.
3.2    Termination. This Agreement will terminate upon the earlier to occur of (a) such time as Riverstone and its Affiliates collectively Beneficially Own less than 35% of the outstanding shares of Common Stock and (a) the delivery of written notice to the Company by Riverstone requesting the termination of this Agreement. The obligations under Section 2.1(e) shall survive the termination of this Agreement.

ARTICLE IV
MISCELLANEOUS
4.1    Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as will be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (a) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (a) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (a) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.
(i)    If to the Company, to:
Liberty Oilfield Services Inc.
950 17th Street, Suite 2000
Denver, Colorado 80202
Attention: R. Sean Elliott
E-mail: sean.elliott@libertyfrac.com
(ii)    If to Riverstone, to:
712 Fifth Avenue, 51st Floor
New York, New York 10019
Attention: General Counsel
E-mail: scoats@riverstonellc.com
4.2    Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (a) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
4.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will be considered one and the same agreement.
4.4    Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (a) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.
4.5    Further Assurances. Each party hereto will execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.
4.6    Governing Law; Equitable Remedies. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
4.7    Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (a) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (a) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL

MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
4.8    Amendments; Waivers.
(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto (including any amendment providing for additional obligations hereunder of any party hereto), and (i) in the case of a waiver, by each of the parties against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder will operate as waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
4.9    Assignment. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:
LIBERTY OILFIELD SERVICES INC.
By: /s/ R. Sean Elliott
Name: R. Sean Elliott
Title: Vice President and General Counsel

RIVERSTONE:

R/C IV LIBERTY HOLDINGS, L.P.

By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By: R/C Energy GP IV, LLC, its general partner

By:     /s/ Peter Haskopoulos
Name:    Peter Haskopoulos
Title:    Chief Financial Officer

R/C ENERGY IV DIRECT PARTNERSHIP, L.P.

By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By: R/C Energy GP IV, LLC, its general partner

By:     /s/ Peter Haskopoulos
Name:    Peter Haskopoulos
Title:    Chief Financial Officer